      As Filed With the Securities and Exchange Commission on June 2, 1997

                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON. D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          PLATINUM SOFTWARE CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                        33-0277592
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                 195 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA  92618
                 (Address of Principal Executive Offices)(Zip Code)

                                   ----------

                  KEY EMPLOYEE RESTRICTED STOCK PURCHASE GRANTS
                            (Full title of the plans)

                                   ----------

                    L. George Klaus, Chief Executive Officer
                          Platinum Software Corporation
                 195 Technology Drive, Irvine, California 92618
                     (Name and address of agent for service)

                                 (714) 453-4000
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                              Perry Tarnofsky, Esq.
                          Platinum Software Corporation
                              195 Technology Drive
                            Irvine, California 92618

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
Title of Securities    Amount To Be    Proposed Maximum    Proposed Maximum       Amount of
 To Be Registered       Registered         Offering       Aggregate Offering   Registration Fee
                                        Price Per Share         Price
===============================================================================================
 Common Stock,
$.001 par value      450,000 shares(1)       $9.00(2)         $4,050,000(2)         $1,396.44
===============================================================================================

(1) This Registration Statement covers an aggregate of 450,000 shares of Common Stock which have been issued to a key employee pursuant to a Restricted Stock Purchase Agreement and which may be reoffered and resold pursuant to the Prospectus included herein, in accordance with General Instruction C to Form S-8.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices reported by the Nasdaq National Market for the Common Stock on May 27, 1997, which was $9.00 per share.

PROSPECTUS

                               DATED JUNE 2, 1997

                          PLATINUM SOFTWARE CORPORATION

                         450,000 SHARES OF COMMON STOCK
                                ($.001 PAR VALUE)

                                   ----------

         This Prospectus relates to the offer and sale of shares of common stock, $.001 par value ("Common Stock"), of Platinum Software Corporation (the "Company" or "Platinum"), which may be offered hereby from time to time by the selling stockholder named herein (the "Selling Stockholder") for his own benefit. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by such Selling Stockholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq National Market (the "Nasdaq NM") or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. The shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholder.

         The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed on the Nasdaq NM under the symbol "PSQL". On May 27, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq NM was $9.00.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  The date of this Prospectus is June 2, 1997.

                                TABLE OF CONTENTS
                                -----------------

                                                                         PAGE
Available Information......................................................2
Incorporation of Certain Documents by Reference............................3
The Company................................................................4
Risk Factors...............................................................4
Use of Proceeds............................................................7
Selling Stockholders.......................................................8
Plan of Distribution.......................................................8
Legal Matters..............................................................8
Experts....................................................................8
Indemnification of Directors and Officers..................................9

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

          This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices of supplements to this Prospectus.

          The Company's Common Stock is listed on the Nasdaq NM. Reports, proxy statements and other information concerning the Company can be inspected at 1735 K Street, N.W., Washington D.C. 20006-1506.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

          a. The Company's Annual Report on Form 10-K for the year ended June 30, 1996;

          b. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997;

          c. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year covered by the annual report referred to in (a) above; and

          d. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 15, 1992.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Chief Financial Officer, Platinum Software Corporation, 195 Technology Drive, Irvine, California 92618, telephone number
(714) 453-4000.

                                   THE COMPANY

          The Company was incorporated in Delaware in November 1987 under the name "Platinum Holdings Corporation." In September 1992, the Company changed its name to Platinum Software Corporation. The Company has six operating subsidiaries: Platinum Software Canada, Ltd., Platinum Software (Aust.) Pty. Limited, Platinum Software (N.Z.) Limited, Platinum Software (U.K.) Limited, Platinum Software (Ireland) Limited and Platinum Software (H.K.) Limited. Unless the context otherwise requires, references to the "Company" herein include Platinum Software Corporation and its operating subsidiaries. The Company's headquarters and principal place of business are located at 195 Technology Drive, Irvine, California 92618, and its telephone number is (714) 453-4000.

                                  RISK FACTORS

          The following factors should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby, together with all of the other information set forth or incorporated by reference in this Prospectus.

Forward Looking Statements. This document contains certain forward looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. In addition, the Company may from time to time make oral forward looking statements. Actual results are uncertain and may be impacted by the following factors, among others, which may cause the actual results to differ materially from those projected in the forward looking statement. Because of these and other factors that may affect the Company's operating results, past performance should not be considered an indicator of future performance and investors should not use historical results to anticipate results or trends in future periods.

Liquidity. The Company's cash and cash equivalents increased from $5.4 million at June 30, 1996 to $6.1 million at March 31, 1997, principally due to the net sale of short term investments, payments received on notes receivable from divestitures, proceeds received from the exercise of stock options and the decrease in restricted cash, offset in part by cash used in operations, capital expenditures and capitalized software costs. Although, the Company's fiscal 1994 restructuring is substantially complete, there will be additional cash outlays in connection with lease terminations, estimated to be approximately $377,000. In addition, there will be further cash outlays estimated at approximately $110,000 in connection with the second quarter fiscal 1996 restructuring and approximately $928,000 in connection with the third quarter fiscal 1996 restructuring. The Company has taken steps to significantly reduce its operating expenses, through the reductions in work force, as well as the disposition of several business units that were not within the Company's core financial software application business. The Company experienced positive cash flow from operations during the third quarter of fiscal 1997. If the Company is not successful in achieving targeted revenues or continued positive cash flow, the Company may be required to take further actions to align its operating expenses with its reduced revenues, such as further reductions in work force.

Fluctuations in Quarterly Operating Results. The Company's operating results can vary substantially from period-to-period. The Company's quarterly operating results fluctuate in part due to the number and timing of new product introductions and enhancements, discontinuance of product lines, the timing of product orders and shipments, recognition of deferred revenue upon the Company's completion of its contractual obligations, marketing and product development expenditures and promotional programs. A significant portion of the Company's quarterly revenues are recorded in the final month of the quarter, with a concentration of such revenues in the final 10 business days of that month. Also, the timing of the closing of direct sales in the latter part of each quarter increases the risk of quarter-to-quarter fluctuations. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. If revenues do not meet the Company's expectations in any given quarter, operating results may be adversely affected. There can be no assurance that the Company will be profitable in any quarter or at all.

Horizontal Product Strategy. As part of its business strategy, the Company intends to expand its product offerings to include application software products that are complementary to financial accounting applications, such as sales force automation, help desk, enterprise resource planning or human resources. This strategy may involve acquisitions, investments in other businesses that offer complementary products, joint development agreements or licensing of technology agreements. Any future acquisitions or investments would be accompanied by the risks commonly encountered in the acquisitions of businesses. Some of these risks include, among other things, the integration of previously distinct businesses into one business unit, the substantial management time devoted to such activities, the potential disruption of the Company's ongoing business, undisclosed liabilities, the failure to realize anticipated benefits (such as synergies and cost savings), and issues related to product transition (such as development, distribution and customer support). The Company expects that the consideration paid in future acquisitions, if any, would be in the form of stock, rights to purchase stock, cash or a combination thereof. Dilution to existing stockholders and earnings per share may result to the extent that shares of stock or other rights to purchase stock are issued in connection with any such future acquisitions. Some of the risks associated with joint development agreements or technology licenses include development delays, product bugs or errors, issues related to the integration or transition of the new products, such as providing adequate customer support, effectively selling and marketing the new product and coordinating development efforts.

Dependence on Distribution Channels. The Company distributes its Platinum for DOS and Platinum for Windows products exclusively through third-party dealers and VARs, and distributes its Platinum SQL software product through a direct sales force as well as through VARs and distributors. The Company's distribution channel includes distributors, resellers, software consultants and systems integrators, and Authorized Consultants, which consist primarily of professional firms. Although no one of these distribution channel members is responsible for any material amount of the Company's license fees, the Company's results of operations could be adversely affected if significant numbers of its Authorized Dealers or Authorized Consultants were to cease distributing or recommending the Company's products or were to choose to emphasize competing products. Generally, the Company's agreements with its Authorized Dealers and Authorized Consultants do not require them to exclusively offer or recommend the Company's products and may be terminated by either party with or without cause.

In the fourth quarter of fiscal 1996, the Company reestablished a direct sales force for its middle market client server financial software product, Platinum SQL. There can be no assurance that the direct sales force will be successful in generating revenues or that it will not lead to conflicts with the Company's dealer channel.

The Company's Platinum SQL product (formerly named Platinum SQL NT) was first introduced on a limited basis to the network of Authorized Dealers during the quarter ended December 31, 1994. Platinum SQL, a client/server financial software application designed to run on Microsoft Windows NT and Microsoft SQL server, is a more technically complex product than Platinum for Windows and Platinum for DOS and requires additional skill and training to be implemented successfully. The Company presently has over 70 authorized Platinum SQL dealers who have completed training from which approximately 30 dealers generate greater than 90% of the indirect sales of Platinum SQL and is actively seeking additional skilled Authorized Dealers to sell Platinum SQL. Delays in training Authorized Dealers or recruiting additional skilled Authorized Dealers could adversely impact the Company's ability to generate license revenues from its Platinum SQL product line. There can be no assurance that the Company's direct or indirect sales efforts will be successful.

Dependence on Platinum SQL Product Line. Platinum SQL, which is a successor product to Platinum SQL Enterprise which was first introduced in June 1992, and to Platinum SQL NT, which was first introduced in December 1994, is an integrated financial and management information software product for use on client/server computing systems. It is common for complex programs such as Platinum SQL to contain undetected errors when first released, which are discovered only after the product has been used with many different computer systems and in varying applications. The Company has been informed by customers of certain errors with respect to its Platinum SQL product which the Company is addressing. The inability of the Company to correct the errors, or any significant delay in correcting the errors in Platinum SQL, will have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that significant technical problems will not be discovered, or if discovered, corrected in a timely manner. Technical problems with the current release of the database platforms on which Platinum SQL operates could impact sales of these Company products, and any significant technical problems could have a material adverse effect on the Company's results of operations.

New Product Introductions. The Company's future success will depend upon its ability to develop and successfully introduce new products, enhance its current products on a timely basis and increase customer acceptance of its existing products. The Company has two principal product lines, Platinum for Windows (including Platinum for DOS) and Platinum SQL. The Company continues to provide maintenance and support services for its Platinum SQL Enterprise product for existing customers. Platinum SQL was released in the quarter ended December 31, 1994 and all of the core accounting modules of Platinum for Windows were released during the quarter ended June 30, 1995 and calendar 1996. Version 4.1 of Platinum SQL, which includes multi-currency functionality for the core accounting modules, is scheduled for release during the fourth quarter of fiscal 1997. See "Forward Looking Statements." In the past, the Company has occasionally experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be successful in developing and marketing these new products or product enhancements on a timely basis or that the Company will not experience significant delays in introducing new products in the future, which could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance.

Dependence on Client/Server Environment. The Company's development tools, application products and consulting and education services are intended to help organizations build, customize or deploy solutions that operate in a client/server computing environment. The client/server market is relatively new, and there can be no assurance that organizations will continue to adopt client/server environments or that customers of the Company that have begun the migration to a client/server environment will broadly implement this model of computing. The Company's future financial performance will depend in large part on continued growth in the market for client/server software applications and related services, which in turn will depend in part on the growth in the number of organizations implementing client/server computing environments and the number of applications developed for use in those environments. There can be no assurance that these markets will continue to grow or that the Company will be able to respond effectively to the evolving requirements of these markets. If the market for client/server application products and services does not grow in the future, or grows more slowly than the Company anticipates, or if the Company fails to respond effectively to evolving requirements of this market, the Company's business, financial condition and results of operations would be materially adversely affected.

Competition. The financial computer software industry is intensely competitive and rapidly changing. A number of companies offer products similar to the Company's products that target the same markets. Some of the Company's existing competitors, as well as a number of new potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than the Company. There can be no assurance that competitors will not develop products that are superior to the Company's products or that achieve greater market acceptance. The Company's future success will depend significantly upon its ability to increase its share of its target markets and to license additional products and product enhancements to existing customers. The adverse publicity relating to the restatement of previously issued financial results has resulted in increased competitive challenges, which the Company expects will continue. In addition, adverse publicity relative to the Company's restructuring efforts, downsizing and poor financial results has resulted in further competitive challenges. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's financial condition and results of operations.

Exposure to Rapid Technological Change. The market for the Company's financial accounting software products is characterized by rapid technological advances, changes in end-user requirements, frequent new product introductions and enhancements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products under development obsolete and unmarketable. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by enhancing its current products and by developing and introducing on a timely basis new products that keep pace with technological developments and emerging industry standards, respond to evolving end user requirements and achieve market acceptance. Any failure by the Company to anticipate or adequately respond to technological developments or end-user requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or reduced revenues. If the Company is unable, for technological or any other reason, to develop, introduce and sell its products in a timely manner, the Company's business, operating results and financial condition would be materially adversely affected. From time to time, the Company or its present or future competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay or alter their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business, operating results and financial condition.

Shares Eligible for Future Sale. As of April 30, 1997, the Company had 18,890,577 shares of common stock outstanding. There are presently 2,435,000 shares of Series B Preferred Stock and 231,598 shares of Series C Preferred Stock outstanding. Each share of Series B Preferred Stock is convertible into one share of common stock, as adjusted for stock dividends, combinations or splits at the option of the holder. Each share of Series C Preferred Stock is convertible into ten shares of common stock, as adjusted for stock dividends, combinations or splits at the option of the holder. As a result, the Series B and Series C Preferred Stock are convertible into 2,435,000 and 2,315,980 shares of common stock, respectively. The holders of the Series B and Series C Preferred Stock have the right to cause the Company to register the sale of the shares of common stock issuable upon conversion of the Series B and Series C Preferred Stock. Also, the Company has a substantial number of options or shares issuable to employees under employee option plans. As a result, a substantial number of shares of common stock will be eligible for sale in the public market at various times in the future. Sales of substantial amounts of such shares could adversely affect the market price of the Company's common stock.

Possible Volatility of Stock Prices. The market prices for securities of technology companies, including the Company, have been volatile. Quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, announcements of major contract awards and other events or factors may have a significant impact on the market price of the Company's Common Stock. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. These conditions may adversely affect the market price of the Company's Common Stock.

Because of these and other factors affecting the Company's operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                                 USE OF PROCEEDS

          The proceeds from the sale of the Selling Stockholder's Common Stock will belong to the Selling Stockholder. The Company will not receive any proceeds from such sales of the Common Stock.

                              SELLING STOCKHOLDERS

          The following table sets forth the name of the Selling Stockholder, the nature of his position, office, or other material relationship with the Company within the past three years, if applicable, the number of shares of Common Stock owned by such Selling Stockholder prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

                                                                                                  Shares Owned
                                                                                                After Offering(1)
                                                       Shares Owned            Shares           -----------------
Name                                                 Prior to Offering         Offered          Number    Percent
----                                                 -----------------         -------          ------    -------
Ken Lally,                                                 450,000(2)         450,000           25,000      *
   Senior Vice President/Worldwide Field Operations

----------
(1)    Assumes Selling Stockholder sells all of the shares offered hereby.

(2) Includes 450,000 shares owned directly and 25,000 shares issuable pursuant to options exercisable within 60 days.

 *     Less than one percent.

                              PLAN OF DISTRIBUTION

          All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq NM or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. In addition, the shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholder.

          The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

                                  LEGAL MATTERS

          The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, Newport Beach, California.

                                     EXPERTS

          The consolidated financial statements and schedule of Platinum Software Corporation appearing in Platinum Software's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director will not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate a director's fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (ii) acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions involving reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of the risk of serious injury to the Company or its stockholders, (v) acts or omissions that constitute an unexpected pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, (vi) improper transactions between a director and the Company, and (vii) improper distributions and loans to directors and officers. This provision does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

          In addition, the Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which requires the Company to indemnify them to the fullest extent permitted by law against certain losses they may incur in legal proceedings arising in connection with their services to the Company.

          Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                                 450,000 SHARES

                          PLATINUM SOFTWARE CORPORATION

                                  COMMON STOCK



                                    --------

                                   PROSPECTUS

                                    --------



                                  JUNE 2, 1997

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

          The following documents are incorporated by reference in this Registration Statement:

          (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1996;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996,. December 31, 1996 and March 31, 1997;

          (c) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the prospectus referred to in (a) above; and

          (d) The description of the Company's Common Stock which is contained in the Company's registration statement on Form 8-A filed on October 15 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future, annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
-----------------------------------

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

          Not applicable.

Item 6.  Indemnification of Directors and Officers.
---------------------------------------------------

          (a) As permitted by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

          (b) The Amended and Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Amended and Restated Bylaws provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

          (c) The Amended and Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its officers and directors. The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide for the indemnification of directors and officers of the Company against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by laws.

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

          Not applicable.

Item 8.  Exhibits.
------------------

          4.1 Restricted Stock Purchase Agreement, dated as of April 10, 1996, between the Company and Ken Lally. (Incorporated by reference to Exhibit 10.43 to Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1996.)

          5.1 Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation.

         23.1 Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

         23.2     Consent of Ernst & Young LLP, Independent Auditors.

         24 Power of Attorney (included on the signature page to the Registration Statement - see page II-4 and II-5).

Item 9.  Undertakings.
----------------------

          (a)     The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 27th day of May, 1997.

                                     PLATINUM SOFTWARE CORPORATION


                                     By:  /s/ L. George Klaus
                                          --------------------------------------
                                          L. George Klaus
                                          Chairman of the Board, Chief Executive
                                          Officer and President

                                POWER OF ATTORNEY

          We, the undersigned officers and directors of Platinum Software Corporation, do hereby constitute and appoint L. George Klaus and Michael J. Simmons, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                          Title                        Date
      ---------                          -----                        ----


                               Chairman of the Board,
/s/ L. George Klaus            Chief Executive Officer and
--------------------------     President                           May 27, 1997
L. George Klaus                (Principal Executive Officer)


/s/ Michael J. Simmons         Chief Financial Officer
--------------------------     (Principal Financial Officer)       May 27, 1997
Michael J. Simmons


/s/ Paul G. Mazzarella          Corporate Controller (Principal
--------------------------      Accounting Officer)                 May 27, 1997
Paul G. Mazzarella


                        (Signatures continued next page.)

               (POWER OF ATTORNEY SIGNATURES CONTINUED THIS PAGE)


/s/ Carmelo J. Santoro
--------------------------
Carmelo J. Santoro              Director                            May 27, 1997


/s/ W. Douglas Hajjar
--------------------------
W. Douglas Hajjar               Director                            May 27, 1997


/s/ Richard J. Goeglein
--------------------------
Richard J. Goeglein             Director                            May 27, 1997


/s/ L. John Doerr
--------------------------
L. John Doerr                   Director                            May 27, 1997


/s/ Arthur J. Marks
--------------------------
Arthur J. Marks                 Director                            May 27, 1997


/s/ Robert Finzi
--------------------------
Robert Finzi                    Director                            May 27, 1997


/s/ Donald R. Dixon
--------------------------
Donald R. Dixon                 Director                            May 27, 1997

                                  EXHIBIT INDEX



Exhibit Number                                        Description
--------------                                        -----------

      4.1 Restricted Stock Purchase Agreement, dated as of April 10, 1996, between the Company and Ken Lally. (Incorporated by reference to Exhibit 10.43 to Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1996.)

      5.1       Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
                Corporation.

     23.1       Consent of Stradling, Yocca, Carlson & Rauth, a Professional
                Corporation (included in Exhibit 5.1).

     23.2       Consent of Ernst & Young LLP, Independent Auditors.

     24 Power of Attorney (included on the signature page to the Registration Statement - see pages II-4 and II-5).